Exhibit 5.1
August 16, 2006
Tejas Incorporated
8226 Bee Caves Road
Austin, Texas 78746

Re:	Tejas Incorporated Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as counsel to Tejas Incorporated, a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-8, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by the Company of up to an aggregate of 320,000 shares (the “Company Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), to be issued under that certain Restricted Stock Unit Agreement, dated as of July 17, 2006, by and between the Company and Phillip Roberson, that certain Restricted Stock Unit Agreement, dated as of July 17, 2006, by and between the Company and John Porter, and that certain Restricted Stock Unit Agreement, dated as of July 17, 2006, by and between the Company and L. Zachary Landry (each such agreement, as amended, a “Plan” and collectively the “Plans”).
     We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.
     Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that when the Registration Statement relating to the Company Shares has become effective under the Act, and when issued and delivered as described in the Registration Statement (and the prospectus referred to therein) and pursuant to the terms of the Plans, the Company Shares will be duly authorized, validly issued, fully paid and non-assesable.
100 Congress Avenue
Suite 1100 • Austin, Texas 78701 • (512) 236-2000 • fax (512) 236-2002

Tejas Incorporated
August 16, 2006

     The opinions and other matters in this letter are qualified in their entirety and subject to the following:
A.	We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of person whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours, /s/ JACKSON WALKER L.L.P. JACKSON WALKER L.L.P.